CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As independent public accountants, we hereby consent to the use of our Independent Accountant’s Report dated December 9, 2011 for “Value Equity Composite” and to all references to our firm included in or made a part of Post-Effective Amendment #25 to the Dreman Contrarian Funds Registration Statement on Form N-1A in connection with the Dreman Contrarian Value Equity Fund.

February 27, 2012

Ashland Partners & Company LLP

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